EXHIBIT 99.1

KESTREL ENERGY INC.                                             NEWS



FOR IMMEDIATE RELEASE

Denver, Colorado (May 19th, 2003) - KESTREL ENERGY REPORTS 77% INCREASE IN THIRD QUARTER REVENUES.

Kestrel Energy Inc. (OTCBB, KEST), an oil and gas exploration and production company today announced its financial results for the third quarter of fiscal year 2003.

The Company's oil and gas revenues for the three months ended March 31, 2003 were $326,821 compared to $185,013 during the same period of 2002, an increase of $141,808 or 77%. The increase in revenues was primarily the result of higher oil and gas prices received during the quarter. Oil and gas production levels were fairly consistent between the two periods.

The Company will report a net loss of $513,574 for the three month period ended March 31, 2003, as compared to a net loss of $439,792 during the comparable period of 2002. Current period earnings were significantly affected by the realization of $483,119 of losses during the three months ended March 31, 2003, resulting from the sale of the Company's remaining interests in its available for sale securities. These losses had been predominately reflected as part of the Company's Accumulated Other Comprehensive Loss on its Balance Sheet at June 30, 2002. Excluding this item, the Company's results for the quarter and nine months ended March 31, 2003 improved $225,920 and $438,728, respectively, as compared to 2002, on the strength of higher oil and gas prices and lower operating expenses.

The Company's total expenses for the third quarter ended March 31, 2003 decreased $80,342, or 18%, to $357,161 as compared to $437,503 a year ago. The decrease in overall expenses is primarily due to lower exploration, general and administrative costs and lower interest expenses offset by slightly higher lease operating expenses

Exploration expenses for the quarter ended March 31, 2003 decreased $24,281. The decrease in costs incurred for the quarter is a result of no exploration activity during the period. For the nine months ended March 31, 2003, exploration expenses decreased $119,030, or 86%, to $19,222 versus $138,252 a year ago. The decrease in exploration expenses reflects a lower level of exploration activities as the Company's current liquidity difficulties have limited its ability to spend discretionary capital.

General and administrative costs for the three months ended March 31, 2003 decreased $51,908, or 25%, to $157,239 as compared to $209,147 for the same period a year ago. These decreases were primarily attributable to a decrease in salaries and office expenses.

Interest expense and loan fees for the three-month period ended March 31, 2003 decreased $20,567, or 59%, to $14,111 from $34,678 a year ago. The decrease is attributable to lower average borrowings outstanding during the period

At March 31, 2003, the Company had a working capital deficit of $202,859. This compares to the Company's working capital deficit of $631,012 as of June 30, 2002. The decrease in working capital deficit of $428,153 was primarily the result of the repayment of the Company's short-term obligation to Wells Fargo, and then Samson Exploration N.L., with long-term borrowings from R&M Oil and Gas LTD.

Barry Lasker, President and CEO said "Management has continued to focus on strengthening the Company's balance sheet by paying down debt and cutting costs. By concentrating on improving our financial position during this difficult market period we expect to become a much more competitive Company when the market does recover. We remain confident on the long term outlook for the natural gas industry in general and will continue to seek out additional projects of merit".

Headquartered in Denver, Kestrel has producing properties in Wyoming, Oklahoma, New Mexico and Texas.


Statements made in this press release that are not historical facts may be forward looking statements. Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information. In addition, while the Company's current plans are to drill a number of wells and develop the properties cited herein at the time and in the manner described, various factors, including but not limited to actual drilling results, equipment availability or breakage, limited financial resources, or other problems, could change those plans. A description of the risks and uncertainties which are generally attendant to Kestrel Energy and its industry and other factors which could affect the Company's financial results are included in the Company's report to the Securities and Exchange Commission on Form 10-KSB.



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                                    CONTACTS:
                                 Kestrel Energy
                             Barry Lasker, President
                                  303/295-0344
                        E-mail: mtemple@kestrelenergy.com